For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com

FOR IMMEDIATE RELEASE

UNITED WESTERN BANCORP, INC. REPORTS
2008 FIRST-QUARTER RESULTS

•	Net interest margin expanded 32 basis points from prior quarter to 4.05%, and 94 basis points year-over-year
•	First-quarter net income of $3.4 million, or $.46 per diluted share, an increase of 13% from prior quarter
•	Net new community bank loans were $114.3 million in the quarter, up 16% from prior quarter
•	Total net community bank loans of more than $810 million
•	Sterling Trust’s custodial assets increased to $4.62 billion in approximately 61,000 accounts
•	Asset quality continues to be satisfactory, with improving quality in residential loans and stable quality in the community banking portfolio

Denver – May 5, 2008. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank, is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, reported first quarter 2008 income of $3.4 million, or $.46 per diluted share, compared with $3.0 million, or $.41 per diluted share, for the fourth quarter of 2007. Income for the quarter ended March 31, 2007 was $2.3 million, or $.31 per diluted share.

For the first quarter of 2008, net interest margin grew 32 basis points to 4.05%, versus net interest margin of 3.73% for the quarter ended December 31, 2007. Net interest margin for the quarter ended March 31, 2008 was 94 basis points greater than that of the quarter ended March 31, 2007, when net interest margin was 3.11%.

Scot T. Wetzel, President and Chief Executive Officer, commented: “We are very pleased with our results for the first quarter of 2008. Our earnings of $.46 per diluted share reflect the continued successful execution of our business plan and effective management of our legacy wholesale assets. We accomplished these goals in a macro-economic environment that is very challenging for the financial services industry. I am particularly satisfied with the continued expansion of our net interest margin and our loan growth, which is an ongoing testament to the quality of the banking teams we have put in place. We remain focused on our goal of becoming Colorado's leading community bank and continue to make steady progress toward that end.”

William D. Snider, Chief Financial Officer, said: “The Colorado economy continues to grow and has not exhibited the extent of weakness that is occurring in other parts of the country. Approximately 90% of our construction and development loans are in Colorado, which we believe has contributed to the relative stability in our asset quality. Nonperforming community bank loans were 52 basis points of the community bank portfolio at March 31, 2008, reflecting an increase of $2.6 million in the first quarter primarily due to one loan. The asset quality of the residential loan portfolio continued to improve in the first quarter with nonperforming residential loans declining $910,000 to $6.9 million.

The negative economic and financial factors impacting the banking industry have had moderate effects on the Company. The principal effects are: (1) the lower interest rate environment has had a positive effect upon net interest income, (2) the run-off of wholesale assets has slowed due to lower prepayments on mortgages and mortgage-backed securities, and (3) the disruptions in the securities markets have caused a lower of cost or fair value adjustment to our mortgages and caused a temporary decline in our available for sale securities.”

Michael J. McCloskey, Chief Operating Officer, explained: “Sterling Trust Company, our custodial, administrative, and escrow services subsidiary, contributed positively to the overall results of the Company for the first quarter. Total assets under custody grew in the first quarter of 2008 to approximately $4.62 billion, an increase of approximately $110 million since December 31, 2007. At March 31, 2008, total accounts grew to 60,885 from 58,622 at December 31, 2007, and deposits at United Western Bank acquired through Sterling Trust were $392 million compared to $405 million at December 31, 2007. Included in the balances at Sterling Trust is a series of accounts for one life settlement agent for special asset acquisitions and administration with a balance of $73 million and $104 million at March 31, 2008 and December 31, 2007, respectively. In January 2008, we elected to restructure this relationship and terminate certain elements of business with respect to this large life settlement agent account. During the first quarter of 2008, approximately $31 million was withdrawn from this account. Through Sterling Trust’s successful marketing efforts, growth in new accounts and the increase in uninvested cash in existing accounts offset $19 million of this decrease.”

Net Interest Income, Yield on Assets, Cost of Liabilities

	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
	(Dollars in thousands)
Interest and dividend income	$29,480	$30,366	$30,217
Interest expense	9,270	11,998	14,320
Net interest income before provision for credit losses	$20,210	$18,368	$15,897

Yield on assets	5.89%	6.12%	5.92%
Cost of liabilities	2.17%	2.76%	3.28%
Net interest spread	3.72%	3.36%	2.64%
Net interest margin	4.05%	3.73%	3.11%

Net interest income before provision for credit losses totaled $20.2 million for the quarter ended March 31, 2008, compared with $18.4 million for the quarter ended December 31, 2007, and $15.9 million for the quarter ended March 31, 2007. The increase in net interest income before provision for credit losses between the first quarter of 2008 and the fourth quarter of 2007 of $1.8 million was principally the result of the decline in interest expense and a $938,000 reduction in premium amortization of purchased SBA loans and securities. These two positive items were partly offset by a decline in net interest income from interest-earning assets of $1.8 million. In the first quarter of 2008, the yield on total interest-earning assets declined 23 basis points versus the fourth quarter of 2007 as a result of the decreases in the prime rate to which the majority of our community bank loans are tied. The yield on assets was 5.89% for the first quarter compared with 6.12% for the fourth quarter of last year. The yield on community bank loans declined 95 basis points to 7.15% for the first quarter compared with 8.10% for the 2007 fourth quarter. For the same periods, the yield on wholesale assets increased to 5.19% versus 5.14% due to the lower purchased SBA amortization. Net interest income and net interest margin increased notwithstanding the lower yield on assets because the Company’s cost of interest-bearing liabilities decreased by 59 basis points to 2.17% for the first quarter compared with 2.76% for the fourth quarter. These decreases were consistent with the decline in market rates of interest and in particular, to the decline in the LIBOR rate to which many of our interest-bearing liabilities are tied. Our larger proportion of funding from wholesale sources also contributed to the decline in interest expense.

Comparing the first quarter of 2008 to the first quarter of 2007, net interest income before provision for credit losses increased $4.3 million as the cost of liabilities declined by $5.1 million, and for the same periods, interest and dividend income declined by $737,000 as average interest-earning assets declined by $45 million between the periods. The yield on assets was 5.89% for the first quarter of 2008 compared with 5.92% for the first quarter of 2007. This three basis point decline in the yield on interest-earning assets was the result of the decrease in the prime rate and partially offset by the change in mix of assets. The decline in the prime rate caused the yield on our community bank loans to decline by 115 basis points. However, between the first quarters of 2007 and 2008 the average balance of community bank loans increased by $317 million and the average balance of lower yielding wholesale assets declined by $367 million. Also, there was lower premium amortization of $499,000 on purchased SBA loans and securities.

The cost of interest-bearing liabilities declined by 111 basis points between the periods to 2.17% for the first quarter of 2008 versus 3.28% for the same period last year. In addition to the factors discussed above, we had a 182 basis point reduction in borrowed money and junior subordinated debt, due to both general market declines in rates and as a result of our retirement of $20 million of trust preferred securities during the third quarter of 2007.

Provision for Credit Losses
	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
	(Dollars in thousands)
Net interest income before provision for credit losses	$20,210	$18,368	$15,897
Provision for credit losses	1,536	1,174	358
Net interest income after provision for credit losses	$18,674	$17,194	$15,539

In the first quarter of 2008, provision for credit losses was $1.5 million compared with $1.2 million for the fourth quarter of 2007 and $358,000 for the first quarter of 2007. The provision for credit losses in the first quarter was principally the result of the $114.3 million of growth net of repayments in our community bank loan portfolio during the period, one $2.9 million construction loan was added to the nonperforming loan listing and its loan grade was reduced, which resulted in $261,000 of additional provision expense. Lastly management elected to increase the unallocated portion of the allowance for credit losses by $100,000. The increase in the unallocated portion was due to general economic conditions and is consistent with the Company’s identified risk factors.

The provision for credit losses for the fourth quarter of 2007 of $1.2 million reflected growth of the community bank loan portfolio of $98.2 million net of repayments and a $150,000 increase in the unallocated portion of the allowance for credit losses due to general economic conditions.

The provision for credit losses for the first quarter of 2007 of $358,000 reflected growth of the community bank loan portfolio of $61 million net of repayments and was partially offset by repayments of residential wholesale loans and certain improvements in individual loan grades.

Noninterest Income
	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
	(Dollars in thousands)
Custodial, administrative and escrow services	$2,560	$2,254	$1,993
Loan administration	1,456	1,408	1,697
Gain on sale of loans and securities	182	92	833
Litigation settlements	-	155	-
Other	625	747	820
Total noninterest income	$4,823	$4,656	$5,343

Noninterest income was $4.8 million for the quarter ended March 31, 2008, compared to $4.7 million for the quarter ended December 31, 2007, and $5.3 million for the quarter ended March 31, 2007. The increase between the first quarter of 2008 and fourth quarter of 2007 was caused by higher custodial, administrative, and escrow services revenues from Sterling Trust, as revenues increased to $2.56 million, or $306,000, from $2.25 million between the periods based on continued account growth. Noninterest income for the fourth quarter of 2007 was also positively affected by nonrecurring litigation settlements of $155,000. Gain on sale of loans was $182,000 for the first quarter of 2008 on sales of $6.2 million of principal balance of SBA loans versus gain of $92,000 on sales of $2.7 million of principal balance of SBA loans for the fourth quarter of 2007.

Noninterest income for the quarter ended March 31, 2007 included gains from the sale of $12.5 million of principal balance of SBA originated loans from which we realized a gain of $735,000 and a gain of $98,000 from the sale of available for sale investment securities.

Noninterest Expense
	Quarter Ended
	March 31, 2008	December 31, 2007	March 31, 2007
	(Dollars in thousands)
Compensation and employee benefits	$7,707	$7,161	$6,340
Subaccounting fees	5,215	5,192	5,985
Lower of cost or fair value adjustments	767	(104)	397
Occupancy and equipment	810	776	649
Other	4,189	4,598	4,463
Total noninterest expense	$18,688	$17,623	$17,834

Noninterest expense was $18.7 million for the quarter ended March 31, 2008, versus $17.6 million for the quarter ended December 31, 2007, and $17.8 million for the quarter ended March 31, 2007. Noninterest expense for the first quarter of 2008 increased 6.0% from the fourth quarter due to a $767,000 charge to reduce the carrying value of residential loans held for sale to the lower of cost or fair value. Due to lack of liquidity and the general malaise in the secondary mortgage market, rates of return demanded by investors increased, causing a decline in the value of the Company’s portfolio. Compensation and employee benefits increased $546,000 to $7.7 million in the first quarter compared with $7.2 million for the fourth quarter. This increase was the result of the addition of 17 personnel, including retail bankers, the head of energy lending, SBA division lending professionals, as well as additional custodial, administrative and escrow personnel all to support our business growth. Subaccounting fees increased $23,000 in the first quarter to $5.2 million as the increase in deposits subject to subaccounting fees was offset by the decline in general market interest rates upon which such fees are based.

Noninterest expense for the first quarter of 2008 increased $854,000, or 4.8%, as compared with the first quarter of 2007. Compensation and employee benefits increased $1.4 million due to an increase in personnel at United Western Bank to staff the new Loveland branch that opened in the fourth quarter of 2007, and to hire operation and credit administration personnel to support the growth of our community banking business.  Between the first quarter of 2008 and first quarter of 2007 subaccounting fees declined $770,000 principally due to the decline in market interest rates upon which such fees are based.

Income Taxes.  For the quarter ended March 31, 2008, the Company’s effective tax rate was 30.1%, compared with an effective tax rate of 29.4% for the quarter ended December 31, 2007, and 26.1% for the quarter ended March 31, 2007.  The Company’s tax rate for all periods differs from the enacted tax rates principally due to the Company’s utilization of $33 million of New Markets Tax Credits.

Balance Sheet.  The Company’s assets were $2.15 billion at March 31, 2008, compared with $2.10 billion at December 31, 2007 and March 31, 2007.  Assets grew $50 million in the first quarter, as community bank loans before the community bank allowance for credit losses increased $114.3 million in the first quarter of 2008 to $820.5 million at March 31, 2008, as shown below.

Loan Portfolio
	March 31,	December 31,	March 31,
	2008	2007	2007
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$321,177	$287,294	$235,108
Construction and development	311,274	272,736	123,235
Commercial	120,954	88,175	37,654
Multifamily	58,334	48,613	57,896
SBA originated, guaranteed portions	3,749	5,602	5,785
Consumer	5,054	3,825	2,754
Total community bank loans	820,542	706,245	462,432

Wholesale loans:
Residential	386,371	442,890	568,916
SBA purchased loans - guaranteed	107,698	116,084	150,209
Total loans	$1,314,611	$1,265,219	$1,181,557

At March 31, 2008, community bank loans net of the community bank allowance for credit losses were $811 million, a $113 million increase from $698 million at December 31, 2007. For those same periods, wholesale loans net of the wholesale allowance for credit losses declined $65 million to $492 million as the result of repayments and $18 million of residential loans that were securitized with FNMA.

The Company’s loan portfolio is predominately collateralized by real estate. In addition to the wholesale residential portfolio, the Company’s community bank loan portfolio consists of a large concentration of commercial real estate and construction and development (C&D) loans. Risks associated with C&D lending are managed by: (1) rigorous credit underwriting, (2) centralized internal controls and construction loan administration systems, (3) policies relating to C&D loan type and geographic concentrations, and (4) professional lenders with seasoned experience in Colorado and C&D lending. Within the C&D portfolio, construction loans totaled $186 million and land development loans were $125 million at March 31, 2008. Of the land development loans, $121.2 million, or 97%, are for land that is under development and is generally intended to either be sold to contractors as lot loans for commencement of construction, or for which the current borrower will commence vertical construction within six to 12 months. The construction loan portfolio consists of 34% single family, 43% commercial projects, and 23% multifamily.

Asset Quality

The following table sets forth our nonperforming assets as of the dates indicated:
	March 31,	December 31,	March 31,
	2008	2007	2007
	(Dollars in thousands)
Residential	$6,963	$7,873	$6,606
SBA purchased loans - guaranteed	767	893	1,077
Commercial real estate	1,035	1,152	268
Construction and development	2,900	–	209
Commercial	2	–	153
SBA originated, guaranteed portions	327	557	1,282
Total nonperforming loans	11,994	10,475	9,595
REO	3,808	3,109	3,524
Total	$15,802	$13,584	$13,119

Nonaccrual residential loans totaled $7.0 million, $7.9 million, and $6.6 million, at March 31, 2008, December 31, 2007, and March 31, 2007, respectively.  The improvement between the fourth quarter of 2007 and first quarter of 2008 was the result of a combination of payoffs, loans brought current and balances transferred to real estate owned.  At March 31, 2008, the overall level of nonaccrual single-family residential loans is 1.80% of the outstanding residential loan balance, and based on data from the Mortgage Bankers Association is better than the average in the national marketplace of 3.24%.

At March 31, 2008, the Company placed our first non-SBA originated community bank loan on nonaccrual.  This addition caused a net $1.5 million increase in total nonperforming loans from December 31, 2007.  Nonaccrual community bank loans were $4.3 million at March 31, 2008, or 52 basis points of the community bank portfolio, $1.7 million at December 31, 2007, or 24 basis points, and $1.9 million at March 31, 2007, or 41 basis points.  Net of SBA guarantees, at March 31, 2008, community bank nonaccrual loans were $3.9 million or 48 basis points of community bank loans, compared with $1.2 million or 16 basis points at December 31, 2007 and $630,000 or 14 basis points at March 31, 2007.

Net charge-offs for the first quarter of 2008, fourth quarter of 2007 and first quarter of 2007 were $253,000, $257,000 and $225,000, respectively.  Residential charge offs for those same periods were $201,000, or 19.1 basis points annualized, $227,000, or 20 basis points annualized, and $27,000, or 2 basis points annualized.  Community bank loan charge-offs were $52,000, or 3 basis points annualized in the first quarter of 2008, compared to $30,000, or 2 basis points annualized in the fourth quarter of 2007, and $198,000, or 18 basis points in the first quarter of 2007.

The allowance for credit losses as a percentage of community bank loans was 1.22%, 1.21%, and 1.40%, at March 31, 2008, December 31, 2007, and March 31, 2007, respectively.  The allowance for credit losses as a percentage of residential loans was .42%, .42%, and .41%, at March 31, 2008, December 31, 2007, and March 31, 2007, respectively.  The total allowance for credit losses to total nonaccrual loans is 97.7% at March 31, 2008, compared with 99.7% at December 31, 2007, and 92.7% at March 31, 2007.

At March 31, 2008, the Company owned approximately $277,000 of mortgages that met the regulatory definition of “subprime” at the date of purchase or origination.  In prior years, the Company originated subprime mortgages through its mortgage banking subsidiary, Matrix Financial Services Corporation, and United Western Bank occasionally purchased subprime mortgages.  These activities ceased in February 2003, and the balance represents the remainder of such activities.  The Company is not now active, and has no intention of becoming active, in the subprime market.
At March 31, 2008 the Company’s mortgage-backed investment securities portfolio was approximately $602 million.  The portfolio consists of approximately 99% AAA- or AA-rated securities with the remainder in A-rated CRA securities.  The portfolio is comprised of approximately 12% underlying Alt-A collateral, the remaining 88% is A collateral.  All securities are current as to principal and interest payments.  On April 29, 2008 one mortgage-backed security was downgraded from AA to B by one of the credit rating agencies.  The Company is continuing to monitor the security and based on the collateral performance and credit support, management continues to believe the Company will realize full value for this security.

Deposits. At March 31, 2008, deposits, including custodial escrow balances, increased $60 million to $1.48 billion as compared with $1.42 billion at December 31, 2007. Community bank deposits increased $14.9 million in the first quarter to $104.2 million at March 31, 2008, versus $89.3 million at December 31, 2007. Institutional deposits increased $45 million during the first quarter as compared to year end 2007.

Capital.  At March 31, 2008, the Company’s equity leverage ratio was 5.25% compared with 5.41% at December 31, 2007. The decline in the leverage ratio was principally caused by the unrealized loss on available for sale investment securities, which was included in other comprehensive income and growth in total assets. United Western Bank’s tier-1 core capital, total risk-based and tier-1 risk-based capital ratios are approximately 7.26%, 12.67% and 11.85%, respectively, as of March 31, 2008, all of which are well in excess of regulatory requirements of 5%, 10% and 6%, respectively.

The Company paid its fifth consecutive quarterly cash dividend in the amount of $.06 per share on March 17, 2008. On May 1, 2008, Board of Directors declared a quarterly cash dividend of $0.06 per common share to shareholders of record on June 5, 2008. The dividend is payable June 16, 2008.

During the first quarter of 2008, the Company repurchased 13,900 of its common shares.  After these repurchases, the Company has remaining authorization to repurchase a total of 365,018 outstanding common shares.  Stock repurchases are part of the Company’s capital management plan and strategy.  Such repurchases will be made from time to time in accordance with the Company’s Fair Disclosure and Insider Trading policies, as well as based on capital, liquidity and other factors.

Conference Call
Management will host a conference call on Tuesday, May 6, 2008 at 9:00 a.m. Mountain Time to review the results of operations for the first quarter ended March 31, 2008, and other topics that may be raised during the discussion.  To participate in the teleconference, please call toll-free 800-218-9073 (or 303-275-2170 for local and international callers) approximately 10 minutes prior to the start time.  To hear a live web simulcast or to listen to the archived webcast following the completion of the call, please visit the Company’s website at www.uwbancorp.com, click on the “Investor Relations” link and then under “News & Events” select “Calendar of Events” to access the link to the call.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities.  This area spans the eastern slope of the Rocky Mountains – from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley.  United Western Bank plans to grow its network to estimated 10 to 12 community bank locations over the next three to five years. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to institutional customers and custodial, administrative, and escrow services through Sterling Trust Company. For more information, please visit our web site at www.uwbancorp.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to significant risks and uncertainties.  Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, development and growth of our community bank network and our business strategy.  Forward-looking statements  sometimes include terminology such as “may,” “will,” “expects,” “anticipates,” “predicts,” “believes,” “plans,” “estimates,” “potential,” “projects,” “intends,” “should” or “continue” or the negative thereof or other variations thereon or comparable terminology.  However, a statement may still be forward looking even if it does not contain one of these terms.  As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results.  They involve risks, uncertainties and assumptions that could cause actual performance or results to differ materially from those in the forward-looking statements.  These factors include, but are not limited to: the successful implementation of our community banking strategies and growth plans; the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, legal and regulatory developments, and future additional risks and uncertainties currently unknown to us.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.

Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time.   We do not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	March 31,	December 31,
	2008	2007
Assets
Cash and due from banks	$32,707	$21,650
Interest-earning deposits	3,308	3,156
Federal funds sold	10,000	16,000
Total cash and cash equivalents	46,015	40,806
Investment securities – available for sale, at estimated fair value	96,184	87,676
Investment securities – held to maturity, at amortized cost	556,087	574,105
Community bank loans, net	810,509	697,732
Wholesale loans, net	492,381	557,049
FHLBank stock, at cost	40,326	39,913
Mortgage servicing rights, net	11,299	11,971
Accrued interest receivable	9,511	10,551
Other receivables	15,700	14,120
Premises and equipment, net	18,890	16,949
Bank owned life insurance	24,517	24,279
Other assets, net	11,653	11,737
Deferred income taxes	9,009	6,113
Foreclosed real estate	3,808	3,109
Total assets	$2,145,889	$2,096,110

Liabilities and shareholders’ equity
Liabilities:
Deposits	$1,427,871	$1,385,481
Custodial escrow balances	51,481	34,172
FHLBank borrowings	398,803	406,129
Borrowed money	98,201	97,428
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Income tax payable	2,069	222
Other liabilities	24,459	28,815
Total liabilities	2,033,326	1,982,689

Shareholders’ equity:
Common stock	1	1
Additional paid-in capital	23,777	23,724
Retained earnings	95,066	92,364
Accumulated other comprehensive loss	(6,281)	(2,668)
Total shareholders’ equity	112,563	113,421
Total liabilities and shareholders’ equity	$2,145,889	$2,096,110

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Interest and dividend income:
Community bank loans	$13,425	$13,418	$8,969
Wholesale residential loans	5,645	6,431	7,761
Other loans	1,188	764	1,974
Investment securities	8,652	9,013	10,742
Deposits and dividends	570	740	771
Total interest and dividend income	29,480	30,366	30,217

Interest expense:
Deposits	3,712	4,985	6,628
FHLBank borrowings	3,793	5,119	5,484
Other borrowed money	1,765	1,894	2,208
Total interest expense	9,270	11,998	14,320

Net interest income before provision for credit losses	20,210	18,368	15,897
Provision for credit losses	1,536	1,174	358
Net interest income after provision for credit losses	18,674	17,194	15,539

Noninterest income:
Custodial, administrative and escrow services	2,560	2,254	1,993
Loan administration	1,456	1,408	1,697
Gain on sale of loans and securities	182	92	833
Litigation settlements	–	155	–
Other	625	747	820
Total noninterest income	4,823	4,656	5,343

Noninterest expense:
Compensation and employee benefits	7,707	7,161	6,340
Subaccounting fees	5,215	5,192	5,985
Amortization of mortgage servicing rights	709	687	978
Occupancy and equipment	810	776	649
Postage and communication	342	326	303
Professional fees	601	712	506
Mortgage servicing rights subservicing fees	441	445	520
Other general and administrative	2,863	2,324	2,553
Total noninterest expense	18,688	17,623	17,834

Income before income taxes	4,809	4,227	3,048
Income tax provision	1,445	1,244	795
Net income	$3,364	$2,983	$2,253

Net income per share – basic	$0.47	0.41	0.31
Net income per share – assuming dilution	0.46	0.41	0.31

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2008			2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Community bank loans:
Commercial real estate loans	$229,310	$4,010	7.03%	$151,603	$2,790	7.46%
Construction and development loans	280,984	4,786	6.85	100,220	2,284	9.24
Originated SBA loans	99,213	2,096	8.50	102,425	2,416	9.57
Multifamily loans	49,153	817	6.65	57,891	928	6.41
Commercial loans	91,257	1,644	7.25	23,121	483	8.47
Consumer and other loans	5,042	72	5.74	2,934	68	9.40
Total community bank loans	754,959	13,425	7.15	438,194	8,969	8.30
Wholesale assets:
Residential loans	419,904	5,645	5.38	588,239	7,761	5.28
Purchased SBA loans and securities	174,181	1,970	4.55	235,568	3,003	5.17
Mortgage-backed securities	598,677	7,870	5.26	735,706	9,713	5.28
Total wholesale assets	1,192,762	15,485	5.19	1,559,513	20,477	5.25
Interest-earning deposits	19,298	156	3.20	14,129	179	5.07
FHLBank stock	39,917	414	4.17	40,548	592	5.92
Total interest-earning assets	2,006,936	29,480	5.89%	2,052,384	30,217	5.92%

Noninterest-earning assets:
Cash	18,029			22,127
Allowance for credit losses	(10,618)			(8,991)
Premises and equipment	18,324			9,482
Other assets	81,079			85,427
Total noninterest-earning assets	106,814			108,045
Total assets	$2,113,750			$2,160,429

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$235	$–	0.85%	$134	$–	0.00%
Money market and NOW accounts	1,154,089	3,383	1.18	1,153,438	6,259	2.20
Certificates of deposit	31,439	329	4.21	36,286	369	4.12
FHLBank borrowings	392,179	3,793	3.83	441,670	5,484	4.97
Repurchase agreements	76,673	848	4.38	60,868	739	4.92
Borrowed money and junior subordinated Debentures	51,442	917	7.05	66,216	1,469	8.87
Total interest-bearing liabilities	1,706,057	9,270	2.17%	1,758,612	14,320	3.28%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	271,210			269,724
Other liabilities	20,519			20,875
Total noninterest-bearing liabilities	291,729			290,599
Shareholders’ equity	115,964			111,218
Total liabilities and shareholders’ equity	$2,113,750			$2,160,429

Net interest income before provision for credit losses		$20,210			$15,897
Interest rate spread			3.72%			2.64%
Net interest margin			4.05%			3.11%
Ratio of average interest-earning assets to average interest- bearing liabilities			117.64%			116.70%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended
	Mar 31,	Dec 31,	Mar 31,
	2008	2007	2007
Weighted average shares – basic	7,217,399	7,232,375	7,256,573
Weighted average shares – assuming dilution	7,238,411	7,241,071	7,256,791
Number of shares outstanding at end of period	7,318,818	7,264,224	7,256,573

Operating Ratios & Other Selected Data (1)
Return of average equity	11.60%	10.29%	8.10%
Operating efficiency ratios (3)	71.82%	73.56%	79.36%
Book value per share (end of period)	$15.38	$15.61	$15.13
Yield on assets	5.89%	6.12%	5.92%
Cost of liabilities	2.17%	2.76%	3.28%
Net interest margin (2)	4.05%	3.73%	3.11%

Asset Quality Information (1)
Community bank allowance for credit losses	$10,033	$8,513	$6,483
Allowance to community bank loans	1.22%	1.21%	1.40%
Residential allowance for credit losses	$1,635	$1,869	$2,340
Allowance to residential loans	0.42%	0.42%	0.41%
Allowance for credit losses	$11,721	$10,438	$8,895
Allowance for credit losses to total loans	0.89%	0.82%	0.75%
Community bank net charge offs	$52	$30	$198
Residential net charge offs	201	227	27
Residential nonaccrual loans	6,963	7,873	6,606
Commercial nonaccrual loans	5,031	2,602	2,989
Commercial guaranteed nonaccrual loans	1,094	1,450	2,359
Total nonaccrual assets and REO	15,802	13,584	13,119
Total residential loans allowance to nonaccrual residential loans	23.50%	23.70%	35.42%
Ratio of allowance for credit losses to total nonaccrual loans (less guaranteed portion)	107.53%	115.66%	122.93%
Ratio of allowance for credit losses to total nonaccrual loans	97.72%	99.65%	92.70%
Total nonaccrual residential loans to total residential loans	1.80%	1.78%	1.16%
Total nonaccrual commercial loans to total commercial loans	0.54%	0.32%	0.49%
Total nonaccrual assets and REO to total assets	0.74%	0.65%	0.62%

(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3) The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income.  Operating income is equal to net interest income before provision for credit losses plus noninterest income.